EXHIBIT J(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

ING Strategic Allocation Portfolios, Inc.

We consent to the use of our report dated February 28, 2008, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 3, 2008